EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANTICIPATES THIRD QUARTER 2004
REVENUES OF APPROXIMATELY $34 MILLION

Expected quarterly revenues increase 40 percent over prior year quarter

Schedules quarterly earnings release and conference call

COLUMBUS, MS, October 7, 2004 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD) announced today that it expects to report net revenues for the quarter ended September 30, 2004 of approximately $34 million, bringing revenues for the first nine months of 2004 to approximately $93.5 million. The anticipated net revenues for the third quarter and first nine months of 2004 represent increases of approximately $9.7 million, or 40 percent, and $21.3 million, or 30 percent, over the third quarter and first nine months of 2003, respectively.

The Company’s recent healthcare acquisitions, including its Plasco division which was acquired in November 2003 and the acquisition of certain businesses from International Medical Products, B.V. (“IMP”) on May 28, 2004, contributed revenues of approximately $2.2 million and $3.4 million, respectively, in the third quarter of 2004 and approximately $7.1 million and $4.3 million, respectively, in the first nine months of 2004. Revenues related specifically to the Company’s healthcare operations, excluding acquired revenues of Plasco and IMP, were $25.7 million and $76.3 million for the third quarter and first nine months of 2004, respectively. These revenues represent increases of $2.7 million, or 12 percent, over the third quarter of 2003 and $8.4 million, or 12 percent, over the first nine months of 2003.

Rounding out the Company’s anticipated revenues for the third quarter and first nine months of 2004 were revenues related to the Company’s OREX Technologies International division of $2.7 million and $5.7 million, respectively. Of this amount, approximately $1.2 million related to the sale of certain of the Company’s raw material inventories used in the manufacture of finished goods for sale to the nuclear industry. The sale of these raw materials was completed as part of the Company’s recently announced licensing of its OREX nuclear technology to Eastern Technologies, Inc. in September 2004.

The Company has not yet completed its accounting for the third quarter of 2004. The Company’s expectations about what it will report for revenues for the third quarter and first nine months of 2004 are tentative pending the completion of such accounting.

Conference Call
The Company’s results of operations for the quarter ended September 30, 2004 are scheduled to be released on Wednesday, November 3, 2004. A conference call will be conducted by Dan R. Lee, President and CEO, and Jerry Wilson, CFO, at 4:30 p.m. Eastern Time on November 3, 2004, and will be accessible to the public by calling 1-877-407-9210, Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, log on to: www.MicrotekMed.com

A conference call replay will be available through 11:59 p.m. Eastern Time on November 10, 2004 and can be accessed by calling 1-877-660-6853 or (international) 1-201-612-7415; for both reference conference call account #1628, Conference ID #120466.

About Microtek: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

For More Information, Please Call  (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor RelationsInvestorrelations@microtekmed.com